                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Stockholders
 Wilshire Financial Services Group Inc.

  We consent to the use in this Registration Statement of Wilshire Financial Services Group Inc. and subsidiaries on Form S-1, for an offer to issue 3,500,000 shares of its common stock, of our report dated March 14, 1997 (which expresses an unqualified opinion on the consolidated financial statements of Wilshire Financial Services Group Inc. and includes an explanatory paragraph relating to certain regulatory agreements), which report appears in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP

December 19, 1997
Los Angeles, California